Exhibit 5.1

May 2, 2022

E2open Parent Holdings, Inc.

9600 Great Hills Trail, Suite 300E

Austin, Texas 78759

Re: E2open Parent Holdings, Inc. 2021 Omnibus Incentive Plan

Ladies and Gentlemen:

As Senior Vice President, Deputy General Counsel and Assistant Corporate Secretary of E2open Parent Holdings, Inc., (the “Company”), I advise you as follows in connection with the filing by the Company of a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), with respect to 4,849,684 shares of Class A common stock, $0.0001 par value per share (“Common Stock”) issuable pursuant to the E2open Parent Holdings, Inc. 2021 Omnibus Incentive Plan, as amended (the “Plan”).

As Deputy General Counsel and Assistant Corporate Secretary of the Company, I am familiar with the Company’s Certificate of Incorporation and By-Laws. I am also familiar with the resolutions adopted by the Company’s Board of Directors, authorizing the issuance of the Common Stock. I have participated in the preparation of the Registration Statement and have examined and relied upon such documents, opinions, precedents, records and other materials as I have deemed necessary or appropriate to provide a basis for the opinion set forth below. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as certified or photostatic copies.

Based on the foregoing, I am of the opinion that shares of original issuance Common Stock deliverable pursuant to the Plan, when delivered in accordance with the Plan upon receipt by the Company of adequate consideration therefor, will be duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Sincerely,
/s/ Jennifer S. Grafton
Jennifer S. Grafton Senior Vice President, Deputy General Counsel and Assistant Corporate Secretary